FOR IMMEDIATE RELEASE

INHIBITEX REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS
-Phase II Trial of FV-100 in Shingles Patients on Track-
- IND-enabling Studies for HCV Nucleotide Underway-

ATLANTA, GA – August 11, 2009 — Inhibitex, Inc. (Nasdaq: INHX), today announced its financial results for the second quarter ended June 30, 2009. The Company held cash, cash equivalents and short-term investments of $24.5 million at June 30, 2009, as compared to $33.1 million at December 31, 2008.

“During the second quarter, we made noteworthy progress in both of our differentiated antiviral programs” stated Russell H. Plumb, president and CEO of Inhibitex, Inc. “We achieved a significant clinical milestone by initiating a Phase II clinical trial designed to compare the potential therapeutic benefit and safety of FV-100 to current standard of care in patients with herpes zoster infections. The trial is enrolling in line with our expectations and we continue to anticipate its completion in mid-2010. We also continue to generate promising results from preclinical toxicological studies of our lead hepatitis C nucleotide analogue, INX-189. These in vivo data, coupled with its excellent potency, support the potential for INX-189 as a low dose, once-a-day oral therapy amenable to combination with other direct-acting anti-virals for the treatment of patients with chronic hepatitis C infection.”

Second Quarter 2009 Financial Results

The Company reported a net loss for the second quarter of 2009 of $4.2 million, as compared to a net loss of $2.2 million in the second quarter of last year. Basic and diluted net loss per share was $0.10 for the second quarter of 2009 as compared to basic and diluted net loss per share of $0.05 per share in the second quarter of 2008. The increase in net loss and net loss per share in the second quarter of 2009 was the result of higher research and development expense, lower revenues from collaborative license and development agreements and lower net interest income, offset in part by a reduction in general and administrative expense.

Revenue decreased to $0.3 million in the second quarter of 2009 from $0.8 million in the second quarter of 2008. The $0.5 million decrease was primarily the result of upfront license fees received by the Company in 2007 and 2008 being fully amortized to revenue as of the end of 2008, and to a lesser extent, lower periodic research-associated support fees received by the Company.

Research and development expense increased to $3.7 million in the second quarter of 2009 from $2.1 million in the second quarter of 2008. This increase of $1.6 million was primarily due to a non-recurring $1.4 million reduction in expense in the second quarter of 2008 resulting from a favorable settlement of a prior arbitration award, as well as an increase in direct costs of $0.3 million incurred in connection with the clinical development of FV-100 and the preclinical development of the Company’s hepatitis C nucleotide analogues, offset in part by a $0.1 million decrease in other non-direct expenses.

General and administrative expense decreased to $0.9 million in the second quarter of 2009 from $1.2 million in the second quarter of 2008. This decrease of $0.3 million consisted of a $0.2 million decrease in salaries, benefits and share-based compensation and a $0.1 million decrease in other recurring expenses.

Net interest income decreased to $0.1 million in the second quarter of 2009 from $0.3 million in the second quarter of 2008 as a result of both lower prevailing interest rates and reduced cash and investment balances.

Recent Corporate Developments

FV-100 – In May 2009, the Company reported that it had initiated a Phase II clinical trial of FV-100, its antiviral compound in clinical development for the treatment of herpes zoster (shingles). The Phase II clinical trial is a well-controlled, double-blind randomized study comparing two once-a-day doses of FV-100 to an active control (valacyclovir). In addition to further evaluating its safety in patients, the key objective of the trial is to evaluate the potential therapeutic benefit of FV-100 in reducing the (i) severity and duration of acute shingles-related pain; (ii) incidence of post herpetic neuralgia (PHN); and (iii) time to lesion healing.

HCV Nucleoside Polymerase Inhibitors – In May 2009, the Company announced that it had selected INX-189 as a lead compound from its series of proprietary hepatitis C virus nucleotide polymerase inhibitors for further evaluation in advanced preclinical studies. The Company presented preclinical data from this program at the 44th Annual Meeting of the European Association for the Study of the Liver (EASL), in Copenhagen, Denmark in April 2009 and at the 22nd Annual International Conference on Antiviral Research (ICAR) in Miami, Florida in May 2009.

NASDAQ Listing Transfer – In July 2009, the Company received written notification that NASDAQ had suspended enforcement of its minimum bid price and market valuation requirement for all listed companies until August 3, 2009. Based upon NASDAQ’s action, the Company has until October 22, 2009 to regain compliance with NASDAQ’s minimum bid price requirement.

Conference Call and Webcast Information

Russell H. Plumb, president and chief executive officer of Inhibitex, and other members of management will review the Company’s second quarter 2009 operating results and financial position, as well as provide a general update on the Company via a webcast and conference call today at 9:00 a.m. EDT. To access the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available from 11:00 a.m. EDT on August 11 until September 11, 2009 at midnight. To access the replay, please dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and reference the account # 286 and the conference id # 329257. A live audio webcast of the call and the archived webcast will be available under the News and Events category on the Inhibitex website at http://www.inhibitex.com.

About Shingles and FV-100

Shingles, also known as herpes zoster, is an infection caused by the reactivation of varicella zoster virus (VZV), the same virus that causes chicken pox. Worldwide, it is estimated that there are more than 2.5 million new cases of shingles each year. Shingles is generally characterized by skin lesions, acute infection-related pain, and in many cases, post herpetic neuralgia (PHN), a painful and sometimes debilitating condition that can last for months or possibly years. While shingles can develop in adolescents or adults of any age, it occurs predominantly in individuals 40 years of age and older.

Published in vitro studies have demonstrated that FV-100, an orally available bicyclic nucleoside analogue, is significantly more potent against VZV, and can inhibit its replication substantially faster than any other antiviral agent currently approved for the treatment of shingles. Inhibitex believes these characteristics, plus a favorable pharmacokinetic profile, supports the potential for a low, once-daily dose of FV-100 to reduce the incidence and severity of shingles-related symptoms, including acute pain and PHN.

About HCV and Protides

Hepatitis C is a disease of the liver caused by the hepatitis C virus (HCV). It is estimated that approximately 4 million Americans and 170 million individuals worldwide are infected with HCV. HCV can cause chronic liver disease, cirrhosis and cancer, and is the leading cause of liver transplant in the United States. Inhibitex is developing a series of proprietary phosphoramidates, or protides, of nucleoside inhibitors that target the RNA-dependent RNA polymerase (NS5b) of HCV. Protides are designed to by-pass the rate limiting first step in the creation of active nucleoside triphosphate. The Company believes that its protides possess several pharmacological advantages over nucleosides alone and potentially other nucleotide prodrugs. These advantages include greater potency, a rapid conversion of the protide into its active form, high concentrations of the active nucleoside triphosphate in the liver, and potentially less toxicity due to increased liver concentration and reduced systemic exposure. INX-189, the Company’s lead compound from this series, is a protide of a 2’-C-methylguanosine analogue that the Company believes is the most potent nucleotide or nucleoside polymerase inhibitor described in the literature to-date. The Company plans on filing an investigational new drug application (IND) for INX-189 in the first half of next year.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on developing products to treat and prevent serious infectious diseases. In addition to FV-100, its clinical stage product candidate, the Company’s late-stage preclinical pipeline includes INX-189 and a staphylococcal vaccine that is licensed to Wyeth. For additional information about the Company, please visit www.inhibitex.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than historical facts included in this press release, including statements regarding the anticipated timing to complete the ongoing Phase II clinical trial of FV-100; the potential for FV-100 to be dosed once-a-day and reduce the incidence and severity of shingles-related symptoms, including acute pain and PHN; the Company’s belief that its protides possess several pharmacological advantages over nucleosides alone and potentially other nucleoside prodrugs; the results of recent preclinical studies of INX-189 supporting its potential as a low dose, once-a-day oral therapy highly amenable to combination with other direct acting anti-virals for the treatment of patients with chronic hepatitis C; and the Company’s plan to file an IND for INX-189 in the first half of next year, are forward looking statements. These intentions, expectations, or potential may not be achieved in the future and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including the risk of: the Company not obtaining regulatory approval on a timely basis, or at all, to advance the development of INX-189 into clinical trials; either the Company, the FDA, or an investigational review board suspending or terminating the clinical development of FV-100 for lack of safety, manufacturing issues or other clinical reasons; FV-100 not demonstrating sufficient efficacy in reducing the incidence and severity of shingles-related symptoms, including acute pain and PHN, to be clinically relevant or commercially viable; the results of ongoing or future preclinical studies of INX-189 not supporting its further development; obtaining, maintaining and protecting the intellectual property incorporated into and supporting the commercial viability of the Company’s product candidates; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, or SEC, on March 23, 2009 and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 13, 2009. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company’s business, financial condition, results of operations and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.

Inhibitex® is a registered trademark of Inhibitex, Inc.

Contact:
Russell H. Plumb
Chief Executive Officer
(678) 746-1136
rplumb@inhibitex.com

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INHIBITEX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$6,409,993	$11,507,137
Short-term investments	18,118,372	21,634,880
Prepaid expenses and other current assets	770,434	621,797
Accounts receivable	93,722	108,558

Total current assets	25,392,521	33,872,372
Property and equipment, net	1,951,215	2,328,707
Other long-term assets	33,190	31,876

Total assets	$27,376,926	$36,232,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,147,982	$1,276,215
Accrued expenses	1,154,549	1,001,047
Current portion of notes payable	78,125	312,500
Current portion of capital lease obligations	196,014	254,291
Current portion of deferred revenue	191,667	441,667
Other current liabilities	200,865	224,922

Total current liabilities	2,969,202	3,510,642
Long-term liabilities:
Notes payable, net of current portion	546,875	390,625
Capital lease obligations, net of current portion	287,198	387,892
Deferred revenue, net of current portion	162,500	237,500
Other liabilities, net of current portion	1,196,805	1,279,994

Total long-term liabilities	2,193,378	2,296,011

Total liabilities	5,162,580	5,806,653
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at June 30, 2009 and December 31, 2008; none issued and outstanding	—	—
Common stock, $.001 par value; 150,000,000 and 75,000,000 shares authorized at June 30, 2009 and December 31, 2008, respectively; 43,534,387 and 43,380,570 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	43,534	43,381
Common stock warrants	13,623,228	13,742,630
Additional paid-in capital	244,246,731	243,825,057
Other comprehensive income	22,010	111,450
Accumulated deficit	(235,721,157)	(227,296,216)

Total stockholders’ equity	22,214,346	30,426,302

Total liabilities and stockholders’ equity	$27,376,926	$36,232,955

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INHIBITEX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
License fees and milestones.	$37,500	$412,500	$75,000	$825,000
Collaborative research and development	250,000	375,000	500,000	750,000

Total revenue	287,500	787,500	575,000	1,575,000
Operating expense:
Research and development .	3,680,548	2,108,102	7,177,608	5,514,149
General and administrative .....	937,354	1,222,339	2,008,844	2,563,907

Total operating expense	4,617,902	3,330,441	9,186,452	8,078,056

Loss from operations	(4,330,402)	(2,542,941)	(8,611,452)	(6,503,056)
Other (expense) income, net	46,223	3,054	38,072	14,480
Interest income, net	54,921	331,012	148,439	831,902

Net loss ..............................	$(4,229,258)	$(2,208,875)	$(8,424,941)	$(5,656,674)

Basic and diluted net loss per Share	$(0.10)	$(0.05)	$(0.19)	$(0.13)

Weighted average shares used to compute basic and diluted net loss per share	43,524,715	42,909,471	43,476,613	42,850,270

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